Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2012, except for the effects of the stock split described in Note 2, as to which the date is March 12, 2012, relating to the consolidated financial statements and financial statement schedule of Allison Transmission Holdings, Inc., which appears in Allison Transmission Holdings, Inc.’s registration statement on Form S-1 (No. 333-172932).

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana

March 22, 2012